Exhibit 99.1

East West Bancorp, Inc.
135 N. Los Robles Ave., 7th Fl.
Pasadena, CA  91101
Tel. 626.768.6800
Fax 626.817.8838

FOR FURTHER INFORMATION AT THE COMPANY:

Irene Oh
Chief Financial Officer
(626) 768-6360

EAST WEST BANCORP REPORTS NET INCOME FOR THIRD QUARTER 2012 OF
$71.1 MILLION, UP 14% FROM PRIOR YEAR, AND EARNINGS PER SHARE OF
$0.48, UP 17% FROM PRIOR YEAR

Pasadena, CA – October 17, 2012 – East West Bancorp, Inc. (Nasdaq: EWBC), parent company of East West Bank, the financial bridge between the United States and Greater China, today reported financial results for the third quarter of 2012. For the third quarter of 2012, net income was $71.1 million or $0.48 per dilutive share. East West increased third quarter net income by $8.7 million or 14% and increased earnings per dilutive share $0.07 or 17% from the prior year period.

“We are pleased with our solid financial results for the third quarter of 2012. Third quarter earnings per share totaled $0.48, up 17% from the prior year period, and our seventh consecutive quarter of earnings per share growth,” stated Dominic Ng, Chairman and Chief Executive Officer of East West. “Our strong financial performance in the third quarter was driven by healthy growth in our loan and deposit portfolios, which resulted in increased total revenue, net income and earnings per share from both the prior quarter and prior year period. During the third quarter of 2012, East West grew non-covered commercial and trade finance loans by $314.1 million or 9%, and increased core deposits by $329.7 million or 3% to a record $11.4 billion from June 30, 2012.”

“Although the interest rate and economic environment continues to be challenging for East West and the banking industry, we are confident that we will continue to perform well. For the third quarter of 2012, our return on assets totaled 1.30%, up 17 basis points from the prior year period and our return on equity totaled 12.43%, up 144 basis points from the prior year period,” continued Ng.

“At this point, we believe we are well on our way to another year of record earnings for East West for the full year 2012. As the premier financial bridge between the East and the West, we continue to win new business and grow our market share as evidenced by our solid financial results. As we look to 2013 and beyond, we are confident that we will be able to continue to deliver healthy financial results and return strong value to our shareholders,” concluded Ng.

Quarterly Results Summary

	For the three months ended,
Dollars in millions, except per share	September 30, 2012	June 30, 2012	September 30, 2011
Net income	$71.11	$70.56	$62.43
Net income available to common shareholders	$69.40	$68.84	$60.72
Earnings per share (diluted)	$0.48	$0.47	$0.41
Tangible book value per common share	$13.07	$12.67	$11.83

Return on average assets	1.30%	1.32%	1.13%
Return on average common equity	12.43%	12.46%	10.99%

Net interest margin, adjusted (1)	3.95%	4.01%	3.98%
Cost of deposits	0.41%	0.45%	0.65%
Efficiency ratio	42.20%	41.54%	41.19%

Third Quarter 2012 Highlights

●
Strong Third Quarter Earnings – For the third quarter of 2012, net income was $71.1 million or $0.48 per dilutive share. Net income increased by $553 thousand from the second quarter of 2012 and $8.7 million or 14% from the third quarter of 2011. Earnings per dilutive share grew $0.01 or 2% from the second quarter of 2012 and $0.07 or 17% from the third quarter of 2011.

●	Repurchase of 2.3 Million Shares of Common Stock – During the third quarter of 2012, we repurchased 2.3 million shares of our common stock for a total cost of $50.0 million.

●
Strong Loan Growth – Quarter to date, non-covered loans, excluding loans held for sale, grew $360.3 million or 3%. This growth was largely due to increases in commercial and trade finance loans, commercial real estate loans and single family loans, which grew $314.1 million or 9%, $74.6 million or 2% and $47.7 million or 2%, respectively. Total loans, including loans covered under loss-share agreements grew $142.4 million or 1% quarter to date.

●
Strong Core Deposit Growth – Core deposit growth continued in the third quarter and increased by $329.7 million to a record $11.4 billion or 64% of total deposits. Total deposits increased to a record $17.7 billion, an increase of $324.6 million or 2% from $17.3 billion as of June 30, 2012.

●
Cost of Deposits Down 4 bps from Q2 2012 and Down 24 bps from Q3 2011 – The cost of deposits improved to 0.41% for the third quarter of 2012, down from 0.45% in the second quarter of 2012 and 0.65% in the third quarter of 2011.  The cost of funds improved to 0.67% for the third quarter of 2012, down from 0.71% in the second quarter of 2012 and 0.93% in the third quarter of 2011.

●
Nonperforming Assets Down to 0.66% of Total Assets – Nonperforming assets decreased to $144.1 million, or 0.66% of total assets at September 30, 2012, an $11.6 million or 7% decrease from June 30, 2012 and a $24.8 million or 15% decrease from September 30, 2011.

Management Guidance

The Company is providing guidance for the fourth quarter and full year of 2012. Management currently estimates that fully diluted earnings per share for the full year of 2012 will range from $1.87 to $1.89, an increase of $0.27 to $0.29 or 17% to 18% from the full year of 2011.

Management currently estimates that fully diluted earnings per share for the fourth quarter of 2012 will range from $0.47 to $0.49 per dilutive share. This EPS guidance for the fourth quarter of 2012 is based on the following assumptions:

●	Stable balance sheet

●	A stable interest rate environment and an adjusted net interest margin of approximately 3.90%1

●	Provision for loan losses for non-covered loans of approximately $10 to $13 million for the quarter

●	Total noninterest expense of approximately $100 million for the quarter, net of amounts to be reimbursed by the FDIC

●	Effective tax rate of approximately 34%

Balance Sheet Summary

At September 30, 2012, total assets increased to $21.8 billion compared to $21.5 billion at June 30, 2012. The increase in total assets during the third quarter was primarily attributable to an increase in non-covered loans, securities purchased under resale agreements and investment securities with a partial offsetting decrease in cash and cash equivalents. Average earning assets increased during the third quarter of 2012, up $265.6 million or 1% compared to the prior quarter. The increase in average earning assets during the third quarter was primarily attributable to an increase in average loans receivable and securities purchased under resale agreements, offset by a decrease in average investment securities.

Total loans receivable at September 30, 2012 equaled $14.5 billion, compared to $14.3 billion as of June 30, 2012. During the third quarter non-covered loan balances, excluding loans held for sale, grew $360.3 million or 3%. This growth was largely due to increases in commercial and trade finance loans, commercial real estate loans and single family loans, which grew $314.1 million or 9% and $74.6 million or 2% and $47.7 million or 2%, respectively.

Covered Loans
Covered loans totaled $3.2 billion as of September 30, 2012, a decrease of $238.0 million or 7% from June 30, 2012. The decrease in the covered loan portfolio was primarily due to payoffs and paydown activity, as well as charge-offs.

The covered loan portfolio is comprised of loans acquired from the FDIC-assisted acquisitions of United Commercial Bank (UCB) and Washington First International Bank (WFIB) which are covered under loss-share agreements with the FDIC. During the third quarter of 2012, we recorded a net decrease in the FDIC indemnification asset and receivable included in noninterest (loss)/income of ($26.8) million, largely due to continued improved credit performance of the UCB portfolio as compared to our original estimate.

Deposits and Borrowings
At September 30, 2012, total deposits increased to $17.7 billion, up $324.6 million or 2% from $17.3 billion as of June 30, 2012. In the third quarter of 2012, the Company continued to successfully grow low-cost, commercial deposits. Total core deposits increased 3% quarter over quarter to $11.4 billion at September 30, 2012, largely due to a $290.4 million or 8% increase in noninterest-bearing demand deposits which grew to $4.1 billion as of September 30, 2012. Time deposits remained stable and slightly decreased as we continue to reduce our reliance on higher cost time deposits and focus our strategy on growing core deposits.

During the third quarter of 2012, the Company prepaid $75.0 million of subordinated debt carrying an effective interest rate of 1.60%, incurring a prepayment penalty of $42 thousand, which is included in noninterest expense.

Third Quarter 2012 Operating Results

Net Interest Income
Net interest income, adjusted for the net impact of covered loan dispositions, totaled $196.3 million for the third quarter of 2012, an increase of $1.6 million from $194.7 million in the prior quarter.1 The core net interest margin, excluding the net impact to interest income of $25.6 million resulting from covered loan activity and amortization of the FDIC indemnification asset, totaled 3.95% for the third quarter of 2012. This compares to a core net interest margin, excluding the net impact to interest income of $38.5 million resulting from covered loan activity and amortization of the FDIC indemnification asset, of 4.01% for the second quarter of 2012.1

The increase in net interest income from the prior quarter stemmed from higher average interest earning assets, which increased $265.6 million or 1% quarter over quarter, largely fueled by higher total average loans outstanding, which increased $103.8 million or 1% quarter over quarter. The increase in earnings assets for the third quarter reduced the impact of the decrease in the core net interest margin to 3.95% for the third quarter of 2012, down 6 basis points from the prior quarter.

As previously discussed, with the extended low interest rate environment, downward pressure on the net interest margin is expected to continue to be a challenge for East West and the rest of the banking industry. However, East West continues to successfully maximize our asset yields by growing our loan portfolio and earning assets, minimizing our cost of funds, and while also ensuring prudent interest rate risk management.

The cost of funds decreased 4 basis points from 0.71% in the second quarter of 2012 to 0.67% in the third quarter of 2012. The reduction in the cost of funds and interest expense is primarily due to management’s ongoing actions to reduce higher cost funding and time deposits, and grow core deposits. During the third quarter, the Company reduced the average cost of time deposits from 0.84% in the second quarter of 2012 to 0.78% in the third quarter of 2012. In addition, the Company increased core deposit balances by 3%, quarter over quarter. These combined actions resulted in an overall reduction in the cost of deposits of 4 basis points to 0.41% for the third quarter of 2012 from 0.45% in the prior quarter.

Management expects to maintain a relatively stable net interest margin and expects the adjusted net interest margin to be approximately 3.90% for the fourth quarter of 2012.

Noninterest Income/(Loss) & Expense
The Company reported total noninterest income for the third quarter of 2012 of $2.8 million, an increase from noninterest (loss) of ($11.7) million in the second quarter of 2012 and ($13.5) million in the third quarter of 2011. The increase in noninterest income from the prior quarter and prior year is primarily attributable to a decrease in the net reduction of the FDIC indemnification asset and FDIC receivable.

Branch fees, letter of credit and foreign exchange income, ancillary loan fees and other operating income increased and totaled $24.0 million in the third quarter of 2012, an increase from $22.2 million in the second quarter of 2012 and $21.2 million in the third quarter of 2011. In addition, included in noninterest income for the third quarter of 2012 were net gains on sales of loans of $5.3 million, and net gains on sales of investment securities of $93 thousand. A summary of fees and other operating income for the third quarter of 2012, compared to the second quarter of 2012 and third quarter of 2011 is detailed below:

		Quarter Ended		% Change
($ in thousands)	September 30, 2012	June 30, 2012	September 30, 2011	(Yr/Yr)

Branch fees	$8,347	$8,641	$8,872	-6%
Letters of credit fees and foreign exchange income	7,166	5,101	6,450	11%
Ancillary loan fees	1,817	2,188	2,076	-12%
Other operating income	6,699	6,277	3,835	75%
Total fees & other operating income	$24,029	$22,207	$21,233	13%

Noninterest expense totaled $101.0 million for the third quarter of 2012, a decrease of $652 thousand from the second quarter of 2012 and $3.6 million from the third quarter of 2011.

Noninterest expense, excluding amounts to be reimbursed by the FDIC on covered assets and prepayment penalties for other borrowings, totaled $97.9 million for the third quarter of 2012.1 A summary of noninterest expense for the third quarter of 2012, compared to the second quarter of 2012 and third quarter of 2011 is detailed below:

($ in thousands)	Quarter Ended
	September 30, 2012	June 30, 2012	September 30, 2011
Total noninterest expense:	$100,956	$101,608	$104,552
Amounts to be reimbursed by the FDIC on covered assets (80% of actual expense amount)	3,005	2,683	3,539
Prepayment penalties for FHLB advances and other borrowings	42	2,336	3,826
Noninterest expense excluding reimbursable amounts and prepayment penalties for FHLB advances and other borrowings	$97,909	$96,589	$97,187

Total noninterest expense for the third quarter, excluding amounts to be reimbursed by the FDIC on covered assets and prepayment penalties for other borrowings, increased $1.3 million from the second quarter of 2012 to $97.9 million. The small increase in noninterest expense, excluding amounts to be reimbursed by the FDIC on covered assets and prepayment penalties for other borrowings, was primarily due to an increase in legal expense, offset by a decrease in compensation and employee benefits.

Credit cycle costs, which include other real estate owned expense, loan related expense, and legal expense totaled $14.9 million for the third quarter of 2012, as compared to $12.8 million for the second quarter of 2012 and $15.7 million for the third quarter of 2011. Of the total credit cycle costs incurred in the third quarter, $3.8 million is related to covered loans and other real estate owned for which we expect that 80% or $3.0 million is reimbursable by the FDIC.

Management anticipates that for the fourth quarter of 2012, noninterest expense will total approximately $100.0 million, net of amounts reimbursable from the FDIC.

The effective tax rate for the third quarter remained unchanged from the prior quarter at 32.4%. The effective tax rate is reduced from the statutory tax rate primarily due to the utilization of tax credits related to affordable housing investments. The expected effective tax rate for the remainder of 2012 is approximately 34%.

Credit Quality

Non-covered Loans

As a result of continued credit quality improvement, nonperforming assets as of September 30, 2012, were down to $144.1 million, a decrease of 7% from the previous quarter and 15% from the prior year quarter. The provision for loan losses for non-covered loans declined to $13.3 million for the third quarter of 2012, a decrease of $3.3 million or 20% from the prior quarter, and a decrease of $9.0 million or 40% as compared to the third quarter of 2011. Additionally, nonaccrual loans, excluding covered loans, decreased to $104.1 million or 0.72% of total loans as of September 30, 2012.

Total net charge-offs on the non-covered loans decreased to $10.6 million for the third quarter of 2012, down from $11.7 million in the second quarter of 2012. East West continues to maintain an allowance for non-covered loan losses at $223.6 million or 2.00% of non-covered loans receivable at September 30, 2012. This compares to an allowance for non-covered loan losses of $219.5 million or 2.03% of non-covered loans at June 30, 2012 and $211.7 million or 2.16% of non-covered loans at September 30, 2011. The total nonperforming assets, excluding covered assets, to total assets ratio was under 1.00% for the twelfth consecutive quarter with nonperforming assets of $144.1 million or 0.66% of total assets at September 30, 2012.

Covered Loans

During the third quarter of 2012, the Company recorded provision for loan losses on covered loans of $5.2 million, resulting from charge-offs of $6.5 million on three covered loans outside of the scope of ASC 310-30. As these loans are covered under loss-sharing agreements with the FDIC, the Company recorded income of $5.2 million or 80% of the charge-off amount of $6.5 million in noninterest income as a net increase in the FDIC receivable, resulting in a net impact to earnings for the third quarter of ($1.3) million.

Capital Strength

(Dollars in millions)
	September 30, 2012	Well Capitalized Regulatory Requirement	Total Excess Above Well Capitalized Requirement

Tier 1 leverage capital ratio	9.7%	5.00%	$992
Tier 1 risk-based capital ratio	15.3%	6.00%	1,253
Total risk-based capital ratio	16.6%	10.00%	885
Tangible common equity to tangible assets ratio	8.6%	N/A	N/A
Tangible common equity to risk weighted assets ratio	13.7%	N/A	N/A

Our capital ratios remain very strong. As of September 30, 2012, our Tier 1 leverage capital ratio totaled 9.7%, our Tier 1 risk-based capital ratio totaled 15.3% and our total risk-based capital ratio totaled 16.6%.

The Company is focused on active capital management and is committed to maintaining strong capital levels that exceed regulatory requirements while also supporting balance sheet growth and providing a strong return to our shareholders. During the third quarter of 2012, the Company repurchased 2.3 million shares of common stock at an average price of $21.86 per share, or $50.0 million in total cost. Under the repurchase program authorized by East West’s Board of Directors earlier in the year, management had the authority to repurchase up to a total of $200.0 million of the Company’s common stock. As of September 30, 2012, the Company had completed the authorized repurchase program, purchasing a total of 9.1 million shares of common stock at a total cost of $199.9 million during the year.

Dividend Payout

East West’s Board of Directors has declared fourth quarter dividends on the common stock and Series A Preferred Stock. The common stock cash dividend of $0.10 is payable on or about November 23, 2012 to shareholders of record on November 9, 2012. The dividend on the Series A Preferred Stock of $20.00 per share is payable on November 1, 2012 to shareholders of record on October 15, 2012.

Conference Call

East West will host a conference call to discuss third quarter 2012 earnings with the public on Thursday, October 18, 2012 at 8:30 a.m. PDT/11:30 a.m. EDT. The public and investment community are invited to listen as management discusses third quarter results and operating developments. The following dial-in information is provided for participation in the conference call: Calls within the US – (877) 317-6789; Calls within Canada – (866) 605-3852; International calls – (412) 317-6789. A listen-only live broadcast of the call also will be available on the investor relations page of the Company's website at www.eastwestbank.com.

About East West

East West Bancorp is a publicly owned company with $21.8 billion in assets and is traded on the Nasdaq Global Select Market under the symbol “EWBC”. The Company’s wholly owned subsidiary, East West Bank, is one of the largest independent banks headquartered in California. East West is a premier bank focused exclusively on the United States and Greater China markets and operates over 120 locations worldwide, including in the United States markets of California, New York, Georgia, Massachusetts, Texas and Washington. In Greater China, East West’s presence includes a full service branch in Hong Kong and representative offices in Beijing, Shenzhen and Taipei. Through a wholly-owned subsidiary bank, East West’s presence in Greater China also includes full service branches in Shanghai and Shantou and a representative office in Guangzhou. For more information on East West Bancorp, visit the Company's website at www.eastwestbank.com.

Forward-Looking Statements

Certain matters set forth herein (including any exhibits hereto) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the Company’s current business plans and expectations regarding future operating results. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, local, regional, national and international economic, political or industry conditions and events and the impact they may have on us and our customers; our ability to attract deposits and other sources of liquidity; continued deterioration in values of real estate in California and other states where our bank makes loans, both residential and commercial; our ability to manage the loan portfolios acquired from FDIC-assisted acquisitions within the limits of the loss protection provided by the FDIC; changes in the financial performance and/or condition of our borrowers; changes in the level of nonperforming assets, reserve requirements, and charge-offs; the effect of changes in laws, regulations, and accounting standards, and related costs of these changes;  inflation, interest rate, securities market and monetary fluctuations; changes in the competitive environment among financial and bank holding companies and other financial service providers; changes in our organization, management; the adequacy of our enterprise risk management framework; the ability to manage our growth and the effect of acquisitions we may make and the integration of acquired businesses and branching efforts; our success at managing the risks involved in the foregoing items and other factors set forth in the Company’s public reports including its Annual Report on Form 10-K for the year ended December 31, 2011, and particularly the discussion of risk factors within that document.

¹ See reconciliation of the GAAP financial measure to the non-GAAP financial measure in the tables attached.

EAST WEST BANCORP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)
(unaudited)

	September 30, 2012	June 30, 2012	September 30, 2011
Assets
Cash and cash equivalents	$1,836,372	$2,459,614	$1,135,888
Short-term investments	347,001	254,714	66,009
Securities purchased under resale agreements	1,100,000	675,000	951,824
Investment securities	2,237,848	1,873,739	3,279,592
Loans receivable, excluding covered loans (net of allowance for loan
losses of $223,637, $219,454 and $211,738)	11,074,255	10,693,466	9,830,686
Covered loans, net	3,178,585	3,416,613	4,139,902
Total loans receivable, net	14,252,840	14,110,079	13,970,588
Federal Home Loan Bank and Federal Reserve Bank stock	165,825	171,971	190,765
FDIC indemnification asset	368,473	409,287	569,157
Other real estate owned, net	40,007	43,222	21,178
Other real estate owned covered, net	27,613	35,577	87,298
Premiums on deposits acquired, net	58,746	61,480	70,115
Goodwill	337,438	337,438	337,438
Other assets	1,041,002	1,093,613	1,133,194
Total assets	$21,813,165	$21,525,734	$21,813,046

Liabilities and Stockholders' Equity
Deposits	$17,666,427	$17,341,872	$17,308,700
Federal Home Loan Bank advances	363,119	362,885	457,075
Securities sold under repurchase agreements	995,000	995,000	1,024,949
Long-term debt	137,178	212,178	214,178
Other borrowings	—	—	4,955
Accrued expenses and other liabilities	333,232	318,859	542,020
Total liabilities	19,494,956	19,230,794	19,551,877
Stockholders' equity	2,318,209	2,294,940	2,261,169
Total liabilities and stockholders' equity	$21,813,165	$21,525,734	$21,813,046
Book value per common share	$15.93	$15.51	$14.62
Tangible book value per common share	$13.07	$12.67	$11.83
Number of common shares at period end	140,301	142,646	148,962

Ending Balances
	September 30, 2012	June 30, 2012	September 30, 2011
Loans receivable
Real estate - single family	$2,065,622	$2,017,877	$1,517,954
Real estate - multifamily	911,781	912,941	942,428
Real estate - commercial	3,519,601	3,444,957	3,459,001
Real estate - land and construction	250,872	299,739	372,140
Commercial	3,732,785	3,418,637	3,012,152
Consumer	674,547	700,719	503,575
Total non-covered loans receivable, excluding loans held for sale	11,155,208	10,794,870	9,807,250
Loans held for sale	157,869	137,812	251,920
Covered loans, net	3,178,585	3,416,613	4,139,902
Total loans receivable	14,491,662	14,349,295	14,199,072
Unearned fees, premiums and discounts	(15,185)	(19,762)	(16,746)
Allowance for loan losses on non-covered loans	(223,637)	(219,454)	(211,738)
Net loans receivable	$14,252,840	$14,110,079	$13,970,588

Deposits
Noninterest-bearing demand	$4,118,502	$3,828,116	$3,377,559
Interest-bearing checking	1,167,477	1,044,439	948,679
Money market	4,785,447	4,913,524	4,434,983
Savings	1,298,431	1,254,072	1,063,086
Total core deposits	11,369,857	11,040,151	9,824,307
Time deposits	6,296,570	6,301,721	7,484,393
Total deposits	$17,666,427	$17,341,872	$17,308,700

EAST WEST BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Quarter Ended
	September 30, 2012	June 30, 2012	September 30, 2011

Interest and dividend income	$254,162	$266,362	$282,741
Interest expense	(32,254)	(33,205)	(44,959)
Net interest income before provision for loan losses	221,908	233,157	237,782
Provision for loan losses, excluding covered loans	(13,321)	(16,595)	(22,297)
(Provision) reversal for loan losses on covered loans	(5,179)	1,095	297
Net interest income after provision for loan losses	203,408	217,657	215,782
Noninterest income (loss)	2,751	(11,655)	(13,545)
Noninterest expense	(100,956)	(101,608)	(104,552)
Income before provision for income taxes	105,203	104,394	97,685
Provision for income taxes	34,093	33,837	35,253
Net income	71,110	70,557	62,432
Preferred stock dividend	(1,714)	(1,714)	(1,714)
Net income available to common stockholders	$69,396	$68,843	$60,718
Net income per share, basic	$0.49	$0.48	$0.41
Net income per share, diluted	$0.48	$0.47	$0.41
Shares used to compute per share net income:
- Basic	139,621	142,107	147,162
- Diluted	145,358	147,786	153,453

	Quarter Ended
	September 30, 2012	June 30, 2012	September 30, 2011
Noninterest income (loss):
Branch fees	$8,347	$8,641	$8,872
Decrease in FDIC indemnification asset and FDIC receivable	(26,757)	(40,345)	(43,451)
Net gain on sales of loans	5,346	6,375	5,452
Letters of credit fees and foreign exchange income	7,166	5,101	6,450
Net gain on sales of investment securities	93	71	3,191
Net gain on sale of fixed assets	40	37	30
Ancillary loan fees	1,817	2,188	2,076
Other operating income	6,699	6,277	3,835
Total noninterest income (loss):	$2,751	$(11,655)	$(13,545)

Noninterest expense:
Compensation and employee benefits	$40,509	$42,863	$39,885
Occupancy and equipment expense	14,162	13,057	12,580
Loan related expenses	4,011	4,175	5,208
Other real estate owned expense	2,683	4,486	4,489
Deposit insurance premiums and regulatory assessments	3,461	3,323	2,430
Prepayment penalties for FHLB advances and other borrowings	42	2,336	3,826
Legal expense	8,213	4,150	6,028
Amortization of premiums on deposits acquired	2,734	2,838	3,067
Data processing	2,313	2,197	1,827
Consulting expense	2,692	1,568	2,094
Amortization of investments in affordable housing partnerships	3,378	4,425	5,287
Other operating expense	16,758	16,190	17,831
Total noninterest expense	$100,956	$101,608	$104,552

EAST WEST BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Year To Date
	September 30, 2012	September 30, 2011

Interest and dividend income	$774,574	$811,544
Interest expense	(100,591)	(137,592)
Net interest income before provision for loan losses	673,983	673,952
Provision for loan losses, excluding covered loans	(46,395)	(72,797)
Provision for loan losses on covered loans	(5,705)	(2,209)
Net interest income after provision for loan losses	621,883	598,946
Noninterest income	12,836	9,987
Noninterest expense	(317,327)	(328,938)
Income before provision for income taxes	317,392	279,995
Provision for income taxes	107,642	100,967
Net income	209,750	179,028
Preferred stock dividend	(5,142)	(5,143)
Net income available to common stockholders	$204,608	$173,885
Net income per share, basic	$1.42	$1.18
Net income per share, diluted	$1.40	$1.17
Shares used to compute per share net income:
- Basic	142,348	147,013
- Diluted	148,051	153,372

	Year To Date
	September 30, 2012	September 30, 2011
Noninterest income:
Branch fees	$25,282	$25,704
Decrease in FDIC indemnification asset and FDIC receivable	(72,520)	(79,700)
Net gain on sales of loans	16,900	18,753
Letters of credit fees and foreign exchange income	18,338	17,636
Net gain on sales of investment securities	647	6,823
Net gain on sale of fixed assets	113	2,236
Impairment loss on investment securities	(99)	(464)
Ancillary loan fees	6,013	6,122
Other operating income	18,162	12,877
Total noninterest income	$12,836	$9,987

Noninterest expense:
Compensation and employee benefits	$129,781	$119,025
Occupancy and equipment expense	40,737	37,353
Loan related expenses	12,667	12,591
Other real estate owned expense	18,034	29,738
Deposit insurance premiums and regulatory assessments	10,776	16,454
Prepayment penalties for FHLB advances and other borrowings	3,699	12,281
Legal expense	19,536	16,920
Amortization of premiums on deposits acquired	8,445	9,403
Data processing	6,974	6,530
Consulting expense	5,727	6,098
Amortization of investments in affordable housing partnerships	12,269	14,410
Other operating expense	48,682	48,135
Total noninterest expense	$317,327	$328,938

EAST WEST BANCORP, INC.
SELECTED FINANCIAL INFORMATION
(In thousands)
(unaudited)

Average Balances	Quarter Ended
	September 30, 2012	June 30, 2012	September 30, 2011
Loans receivable
Real estate - single family	$2,039,136	$1,991,863	$1,382,715
Real estate - multifamily	902,367	914,223	945,007
Real estate - commercial	3,506,638	3,458,288	3,447,983
Real estate - land and construction	284,294	313,992	416,640
Commercial	3,574,563	3,278,965	2,859,985
Consumer	812,321	785,341	773,229
Total loans receivable, excluding covered loans	11,119,319	10,742,672	9,825,559
Covered loans	3,299,459	3,572,300	4,253,687
Total loans receivable	14,418,778	14,314,972	14,079,246
Investment securities	2,084,165	2,487,725	3,255,701
Earning assets	19,774,467	19,508,910	19,810,633
Total assets	21,686,220	21,527,394	21,978,123

Deposits
Noninterest-bearing demand	$3,949,807	$3,724,399	$3,236,683
Interest-bearing checking	1,090,227	978,085	895,223
Money market	4,957,938	4,831,665	4,453,224
Savings	1,290,159	1,232,663	1,048,004
Total core deposits	11,288,131	10,766,812	9,633,134
Time deposits	6,226,133	6,474,566	7,665,429
Total deposits	17,514,264	17,241,378	17,298,563
Interest-bearing liabilities	15,094,664	15,118,148	15,842,752
Stockholders' equity	2,304,804	2,305,942	2,275,803

Selected Ratios	Quarter Ended
	September 30, 2012	June 30, 2012	September 30, 2011
For The Period
Return on average assets	1.30%	1.32%	1.13%
Return on average common equity	12.43%	12.46%	10.99%
Interest rate spread	4.26%	4.61%	4.53%
Net interest margin	4.46%	4.81%	4.76%
Yield on earning assets	5.11%	5.49%	5.66%
Cost of deposits	0.41%	0.45%	0.65%
Cost of funds	0.67%	0.71%	0.93%
Noninterest expense/average assets (1)	1.74%	1.72%	1.67%
Efficiency ratio (2)	42.20%	41.54%	41.19%

(1)
Excludes the amortization of intangibles, amortization of premiums on deposits acquired, amortization of investments in affordable housing partnerships and prepayment penalties for FHLB advances and other borrowings.

(2)
Represents noninterest expense, excluding the amortization of intangibles, amortization of premiums on deposits acquired, amortization of investments in affordable housing partnerships and prepayment penalties for FHLB advances and other borrowings, divided by the aggregate of net interest income before provision for loan losses and noninterest income, excluding items that are non-recurring in nature.

EAST WEST BANCORP, INC.
SELECTED FINANCIAL INFORMATION
(In thousands)
(unaudited)

Average Balances	Year To Date
	September 30, 2012	September 30, 2011
Loans receivable
Real estate - single family	$1,969,929	$1,259,419
Real estate - multifamily	915,898	952,426
Real estate - commercial	3,482,550	3,407,097
Real estate - land and construction	315,964	460,512
Commercial	3,345,493	2,458,701
Consumer	818,560	920,248
Total loans receivable, excluding covered loans	10,848,394	9,458,403
Covered loans	3,574,076	4,477,467
Total loans receivable	14,422,470	13,935,870
Investment securities	2,509,911	3,100,000
Earning assets	19,602,770	19,318,212
Total assets	21,634,877	21,484,046

Deposits
Noninterest-bearing demand	$3,740,901	$2,966,343
Interest-bearing checking	1,010,718	820,518
Money market	4,818,954	4,400,912
Savings	1,235,582	1,018,215
Total core deposits	10,806,155	9,205,988
Time deposits	6,514,294	7,487,935
Total deposits	17,320,449	16,693,923
Interest-bearing liabilities	15,176,330	15,785,667
Stockholders' equity	2,305,485	2,211,373

Selected Ratios	Year To Date
	September 30, 2012	September 30, 2011
For The Period
Return on average assets	1.30%	1.11%
Return on average common equity	12.30%	10.92%
Interest rate spread	4.39%	4.45%
Net interest margin	4.59%	4.66%
Yield on earning assets	5.28%	5.62%
Cost of deposits	0.44%	0.67%
Cost of funds	0.71%	0.98%
Noninterest expense/average assets (1)	1.81%	1.82%
Efficiency ratio (2)	42.64%	42.79%

(1)
Excludes the amortization of intangibles, amortization of premiums on deposits acquired, amortization of investments in affordable housing partnerships and prepayment penalties for FHLB advances and other borrowings.

(2)
Represents noninterest expense, excluding the amortization of intangibles, amortization of premiums on deposits acquired, amortization of investments in affordable housing partnerships and prepayment penalties for FHLB advances and other borrowings, divided by the aggregate of net interest income before provision for loan losses and noninterest income, excluding items that are non-recurring in nature.

EAST WEST BANCORP, INC.
QUARTER TO DATE AVERAGE BALANCES, YIELDS AND RATES PAID
(In thousands)
(unaudited)

	Quarter Ended
	September 30, 2012			September 30, 2011
	Average			Average
	Volume	Interest	Yield (1)	Volume	Interest	Yield (1)

ASSETS
Interest-earning assets:
Due from banks and short-term investments	$1,586,995	$5,211	1.31%	$1,164,302	$7,866	2.68%
Securities purchased under resale agreements	1,515,761	5,530	1.45%	1,117,493	5,064	1.80%
Investment securities available-for-sale	2,084,165	10,380	1.98%	3,255,701	24,503	2.99%
Loans receivable	11,119,319	128,896	4.61%	9,825,559	120,596	4.87%
Loans receivable - covered	3,299,459	103,299	12.46%	4,253,687	123,927	11.56%
Federal Home Loan Bank and Federal Reserve Bank stock	168,768	846	2.00%	193,891	785	1.61%
Total interest-earning assets	19,774,467	254,162	5.11%	19,810,633	282,741	5.66%

Noninterest-earning assets:
Cash and cash equivalents	233,111			254,918
Allowance for loan losses	(229,474)			(225,395)
Other assets	1,908,116			2,137,967
Total assets	$21,686,220			$21,978,123

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Checking accounts	1,090,227	838	0.31%	895,223	936	0.41%
Money market accounts	4,957,938	4,437	0.36%	4,453,224	4,798	0.43%
Savings deposits	1,290,159	764	0.24%	1,048,004	756	0.29%
Time deposits	6,226,133	12,163	0.78%	7,665,429	21,726	1.12%
Federal funds purchased	9	—	—	462	—	—
Federal Home Loan Bank advances	362,966	1,468	1.61%	508,913	3,013	2.35%
Securities sold under repurchase agreements	995,000	11,664	4.66%	1,035,466	12,218	4.68%
Long-term debt	172,232	920	2.13%	222,490	1,424	2.54%
Other borrowings	—	—	—	13,541	88	2.58%
Total interest-bearing liabilities	15,094,664	32,254	0.85%	15,842,752	44,959	1.13%

Noninterest-bearing liabilities:
Demand deposits	3,949,807			3,236,683
Other liabilities	336,945			622,885
Stockholders' equity	2,304,804			2,275,803
Total liabilities and stockholders' equity	$21,686,220			$21,978,123

Interest rate spread			4.26%			4.53%

Net interest income and net interest margin		$221,908	4.46%		$237,782	4.76%

Net interest income and net interest margin, adjusted (2)		$196,285	3.95%		$198,489	3.98%

(1)	Annualized.
(2)
Amounts exclude the net impact of covered loan dispositions and amortization of the FDIC indemnification asset of $25.6 million and $39.3 million for the three months ended September 30, 2012 and 2011, respectively.

EAST WEST BANCORP, INC.
YEAR TO DATE AVERAGE BALANCES, YIELDS AND RATES PAID
(In thousands)
(unaudited)

	Year To Date
	September 30, 2012			September 30, 2011
	Average			Average
	Volume	Interest	Yield (1)	Volume	Interest	Yield (1)

ASSETS
Interest-earning assets:
Due from banks and short-term investments	$1,380,753	$17,517	1.69%	$1,052,091	$15,106	1.92%
Securities purchased under resale agreements	1,113,963	14,602	1.75%	1,029,000	14,443	1.88%
Investment securities available-for-sale	2,509,911	48,525	2.58%	3,100,000	66,613	2.87%
Loans receivable	10,848,394	380,097	4.68%	9,458,403	355,246	5.02%
Loans receivable - covered	3,574,076	311,173	11.63%	4,477,467	357,576	10.68%
Federal Home Loan Bank and Federal Reserve Bank stock	175,673	2,660	2.02%	201,251	2,560	1.70%
Total interest-earning assets	19,602,770	774,574	5.28%	19,318,212	811,544	5.62%

Noninterest-earning assets:
Cash and cash equivalents	246,253			269,700
Allowance for loan losses	(226,267)			(230,020)
Other assets	2,012,121			2,126,154
Total assets	$21,634,877			$21,484,046

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Checking accounts	1,010,718	2,251	0.30%	820,518	2,283	0.37%
Money market accounts	4,818,954	12,681	0.35%	4,400,912	16,621	0.50%
Savings deposits	1,235,582	1,993	0.22%	1,018,215	2,421	0.32%
Time deposits	6,514,294	40,618	0.83%	7,487,935	62,003	1.11%
Federal funds purchased	2,972	2	0.11%	113	—	—
Federal Home Loan Bank advances	396,120	4,963	1.67%	751,822	12,746	2.27%
Securities sold under repurchase agreements	998,924	34,977	4.68%	1,059,770	36,351	4.59%
Long-term debt	198,766	3,106	2.09%	231,087	4,783	2.77%
Other borrowings	—	—	—	15,295	384	3.36%
Total interest-bearing liabilities	15,176,330	100,591	0.89%	15,785,667	137,592	1.17%

Noninterest-bearing liabilities:
Demand deposits	3,740,901			2,966,343
Other liabilities	412,161			520,663
Stockholders' equity	2,305,485			2,211,373
Total liabilities and stockholders' equity	$21,634,877			$21,484,046

Interest rate spread			4.39%			4.45%

Net interest income and net interest margin		$673,983	4.59%		$673,952	4.66%

Net interest income and net interest margin, adjusted (2)		$595,147	4.06%		$575,353	3.98%

(1)	Annualized.
(2)
Amounts exclude the net impact of covered loan dispositions and amortization of the FDIC indemnification asset of $78.8 million and $98.6 million for the nine months ended September 30, 2012 and 2011, respectively.

EAST WEST BANCORP, INC.
QUARTERLY ALLOWANCE FOR LOAN LOSSES RECAP
(In thousands)
(unaudited)

	Quarter Ended
	9/30/2012	6/30/2012	9/30/2011
NON-COVERED LOANS
Allowance for non-covered loans, beginning of period	$219,454	$214,253	$213,825
Allowance for unfunded loan commitments and letters of credit	1,502	274	—
Provision for loan losses, excluding covered loans	13,321	16,595	22,297

Net Charge-offs:
Real estate - single family	1,595	273	1,563
Real estate - multifamily	1,101	1,021	2,069
Real estate - commercial	785	2,179	1,157
Real estate - land and construction	1,796	665	12,855
Commercial	4,878	6,624	6,487
Consumer	485	906	253
Total net charge-offs	10,640	11,668	24,384
Allowance for non-covered loans, end of period	$223,637	$219,454	$211,738

COVERED LOANS
Allowance for covered loans, beginning of period (1)	$7,173	$8,268	$6,731
Provision (reversal) for loan losses, covered loans	5,179	(1,095)	(297)

Net Charge-offs:
Real estate - land and construction	1,509	—	—
Commercial	4,966	—	—
Total net charge-offs	6,475	—	—
Allowance for covered loans, end of period (1)	$5,877	$7,173	$6,434

UNFUNDED LOAN COMMITMENTS AND LETTERS OF CREDIT:
Allowance balance, beginning of period	$12,504	$12,778	$11,197
(Reversal of) provision for unfunded loan commitments and letters of credit	(1,502)	(274)	—
Allowance balance, end of period	$11,002	$12,504	$11,197
GRAND TOTAL, END OF PERIOD	$240,516	$239,131	$229,369

Nonperforming assets to total assets (2)	0.66%	0.72%	0.77%
Allowance for loan losses on non-covered loans to total gross non-covered loans held for investment at end of period	2.00%	2.03%	2.16%
Allowance for loan losses on non-covered loans and unfunded loan commitments to total gross non-covered loans held for investment at end of period	2.10%	2.15%	2.27%
Allowance on non-covered loans to non-covered nonaccrual loans at end of period	214.85%	195.18%	143.35%
Nonaccrual loans to total loans (3)	0.72%	0.78%	1.04%

(1)
This allowance is related to drawdowns on commitments that were in existence as of the acquisition dates of WFIB and UCB and, therefore, are covered under the shared-loss agreements with the FDIC. Allowance on these subsequent drawdowns is accounted for as part of the allowance for loan losses.

(2)	Nonperforming assets excludes covered loans and covered REOs. Total assets includes covered assets.
(3)	Nonaccrual loans excludes covered loans. Total loans includes covered loans.

EAST WEST BANCORP, INC.
TOTAL NON-PERFORMING ASSETS, EXCLUDING COVERED ASSETS
(In thousands)
(unaudited)

AS OF SEPTEMBER 30, 2012
	Total Nonaccrual Loans
	90+ Days Delinquent	Under 90+ Days Delinquent	Total Nonaccrual Loans	REO Assets	Total Non-Performing Assets
Loan Type
Real estate - single family	$7,742	$1,010	$8,752	$3,993	$12,745
Real estate - multifamily	11,594	11,440	23,034	106	23,140
Real estate - commercial	17,229	3,478	20,707	22,939	43,646
Real estate - land and construction	29,065	652	29,717	12,600	42,317
Commercial	13,902	4,241	18,143	37	18,180
Consumer	3,739	-	3,739	332	4,071
Total	$83,271	$20,821	$104,092	$40,007	$144,099

AS OF JUNE 30, 2012
	Total Nonaccrual Loans
	90+ Days Delinquent	Under 90+ Days Delinquent	Total Nonaccrual Loans	REO Assets	Total Non-Performing Assets
Loan Type
Real estate - single family	$6,405	$1,350	$7,755	$5,055	$12,810
Real estate - multifamily	9,278	11,129	20,407	117	20,524
Real estate - commercial	22,751	2,092	24,843	24,906	49,749
Real estate - land and construction	32,390	669	33,059	12,759	45,818
Commercial	17,072	6,000	23,072	53	23,125
Consumer	3,298	-	3,298	332	3,630
Total	$91,194	$21,240	$112,434	$43,222	$155,656

AS OF SEPTEMBER 30, 2011
	Total Nonaccrual Loans
	90+ Days Delinquent	Under 90+ Days Delinquent	Total Nonaccrual Loans	REO Assets	Total Non-Performing Assets
Loan Type
Real estate - single family	$7,173	$99	$7,272	$4,118	$11,390
Real estate - multifamily	12,906	5,468	18,374	-	18,374
Real estate - commercial	40,063	17,544	57,607	6,188	63,795
Real estate - land and construction	43,593	3,532	47,125	10,654	57,779
Commercial	11,121	3,275	14,396	142	14,538
Consumer	2,935	-	2,935	76	3,011
Total	$117,791	$29,918	$147,709	$21,178	$168,887

EAST WEST BANCORP, INC.
GAAP TO NON-GAAP RECONCILIATION
(In thousands)
(unaudited)

The tangible common equity to risk weighted assets and tangible common equity to tangible assets ratios are non-GAAP disclosures. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company's performance to provide additional disclosure. As the use of tangible common equity to tangible assets ratio is more prevalent in the banking industry and with banking regulators and analysts, we have included the tangible common equity to risk-weighted assets and tangible common equity to tangible assets ratios.

As of
September 30, 2012
Stockholders' equity	$2,318,209
Less:
Preferred equity	(83,027)
Goodwill and other intangible assets	(400,842)
Tangible common equity	$1,834,340

Risk-weighted assets	13,402,985

Tangible common equity to risk-weighted assets ratio	13.7%

As of
September 30, 2012
Total assets	$21,813,165
Less:
Goodwill and other intangible assets	(400,842)
Tangible assets	$21,412,323

Tangible common equity to tangible assets ratio	8.6%

EAST WEST BANCORP, INC.
GAAP TO NON-GAAP RECONCILIATION
(In thousands)
(unaudited)

Operating noninterest expense is a non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company's performance to provide additional disclosure. These are noninterest expense line items that are non-core in nature. Operating noninterest expense excludes such non-core noninterest expense line items. The Company believes that presenting operating noninterest expense provides more clarity to the users of financial statements regarding the core noninterest expense amounts.

	Quarter Ended
	September 30, 2012	June 30, 2012	September 30, 2011
Total noninterest expense:	$100,956	$101,608	$104,552
Amounts to be reimbursed by the FDIC on covered assets (80% of actual expense amount)	3,005	2,683	3,539
Prepayment penalties for FHLB advances and other borrowings	42	2,336	3,826
Noninterest expense excluding reimbursable amounts and prepayment penalties for FHLB advances and other borrowings	$97,909	$96,589	$97,187

EAST WEST BANCORP, INC.
GAAP TO NON-GAAP RECONCILIATION
(In thousands)
(unaudited)

The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company's performance to provide additional disclosure. The net interest income on covered loans includes amounts that are non-core in nature. As such, the Company believes that presenting the net interest income on covered loans excluding such non-core items provides additional clarity to the users of financial statements regarding the covered loan yield, comparability to prior periods and the ongoing performance of the Company.

	Quarter Ended September 30, 2012
	Average Volume	Interest	Yield (1)
Loans receivable - covered	$3,299,459	$103,299	12.46%
Less net impact of covered loan dispositions and amortization of
the FDIC indemnification asset		(25,623)
Covered loans excluding net impact of covered loan dispositions and
amortization of the FDIC indemnification asset		$77,676	9.37%

	Quarter Ended June 30, 2012
	Average Volume	Interest	Yield (1)
Loans receivable - covered	$3,572,300	$112,510	12.67%
Less net impact of covered loan dispositions and amortization of
the FDIC indemnification asset		(38,504)
Covered loans excluding net impact of covered loan dispositions and
amortization of the FDIC indemnification asset		$74,006	8.33%

Annualized.

EAST WEST BANCORP, INC.
GAAP TO NON-GAAP RECONCILIATION
(In thousands)
(unaudited)

The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company's performance to provide additional disclosure. The net interest margin includes amounts that are non-core in nature. As such, the Company believes that presenting the net interest income and net interest margin excluding such non-core items provides additional clarity to the users of financial statements regarding the core net interest income and net interest margin, comparability to prior periods and the ongoing performance of the Company.

	Quarter Ended September 30, 2012
	Average Volume	Interest	Yield (1)
Total interest-earning assets	$19,774,467	$254,162	5.11%
Net interest income and net interest margin		221,908	4.46%
Less net impact of covered loan dispositions and amortization of
the FDIC indemnification asset		(25,623)
Net interest income and net interest margin, excluding
net impact of covered loan dispositions and amortization of the FDIC indemnification asset		$196,285	3.95%

	Quarter Ended June 30, 2012
	Average Volume	Interest	Yield (1)
Total interest-earning assets	$19,508,910	$266,362	5.49%
Net interest income and net interest margin		233,157	4.81%
Less net impact of covered loan dispositions and amortization of
the FDIC indemnification asset		(38,504)
Net interest income and net interest margin, excluding
net impact of covered loan dispositions and amortization of the FDIC indemnification asset		$194,653	4.01%

	Quarter Ended September 30, 2011
	Average Volume	Interest	Yield (1)
Total interest-earning assets	$19,810,633	$282,741	5.66%
Net interest income and net interest margin		237,782	4.76%
Less net impact of covered loan dispositions and amortization of
the FDIC indemnification asset		(39,293)
Net interest income and net interest margin, excluding
net impact of covered loan dispositions and amortization of the FDIC indemnification asset		$198,489	3.98%

Annualized.

EAST WEST BANCORP, INC.
GAAP TO NON-GAAP RECONCILIATION
(In thousands)
(unaudited)

The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company's performance to provide additional disclosure. The net interest margin includes amounts that are non-core in nature. As such, the Company believes that presenting the net interest income and net interest margin excluding such non-core items provides additional clarity to the users of financial statements regarding the core net interest income and net interest margin, comparability to prior periods and the ongoing performance of the Company.

	Year to Date September 30, 2012
	Average Volume	Interest	Yield (1)
Total interest-earning assets	$19,602,770	$774,574	5.28%
Net interest income and net interest margin		673,983	4.59%
Less net impact of covered loan dispositions and amortization of
the FDIC indemnification asset		(78,836)
Net interest income and net interest margin, excluding
net impact of covered loan dispositions and amortization of the FDIC indemnification asset		$595,147	4.06%

	Year to Date September 30, 2011
	Average Volume	Interest	Yield (1)
Total interest-earning assets	$19,318,212	$811,544	5.62%
Net interest income and net interest margin		673,952	4.66%
Less net impact of covered loan dispositions and amortization of
the FDIC indemnification asset		(98,599)
Net interest income and net interest margin, excluding
net impact of covered loan dispositions and amortization of the FDIC indemnification asset		$575,353	3.98%

Annualized.